MEMC ELECTRONIC MATERIALS, INC. 501 Pearl Drive (City of O'Fallon) P. O. Box 8 St. Peters, Missouri 63376
MEMC REPORTS RECORD SECOND QUARTER RESULTS: DOUBLE DIGIT GROWTH IN NET SALES TO $255.5 MILLION GROSS MARGIN OF 34.1% OF NET SALES RECORD OPERATING INCOME OF 23.5% OF NET SALES
St. Peters, MO, July 28, 2004 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended June 30, 2004.
Summary of the 2004 second quarter results:

  Net sales of $255.5 million

  Gross margin of $87.2 million (34.1% of net sales)

  Operating income of $60.0 million (23.5% of net sales), increased 27% over first quarter 2004

  Net income of $60.6 million, diluted EPS of $0.27

  Operating cash flow of $82.3 million (32.2% of net sales)

Net sales of $255.5 million represents an increase of 12% from the first quarter level of $228.8 million and an increase of 33% over the second quarter 2003 level of $191.8 million. These increases were primarily the result of 300mm growth, the Taisil acquisition, and increased 200mm volume.

The Company reported gross margin in the quarter of $87.2 million, or 34.1% of net sales, compared to $73.3 million, or 32.1% of net sales, in the first quarter and $55.6 million, or 29.0% of net sales, in the 2003 second quarter. The improved gross margin was primarily the result of higher product volumes and continued cost reductions. The Company also reported record operating income of $60.0 million, or 23.5% of net sales, in the 2004 second quarter, up from $47.2 million, or 20.7% of net sales, for the first quarter and $33.7 million, or 17.6% of net sales, for the 2003 second quarter.

The Company reported net income of $60.6 million, or $0.27 per diluted share, for the 2004 second quarter compared to $35.9 million, or $0.16 per diluted share, in the 2004 first quarter, and $27.3 million, or $0.13 per diluted share in the 2003 second quarter. The $0.11 per share improvement from the first to the second quarter of 2004 included $0.04 resulting from the improvement in operating income and $0.11 from a favorable tax adjustment, offset by an approximate $0.04 per share negative change in currency gains and losses.

The favorable tax adjustment resulted when MEMC reversed $25.3 million in valuation allowances against certain deferred tax assets as the Company believes that it is more likely than not that these deferred tax assets will be realized. MEMC has $207 million of valuation allowances associated with its deferred tax assets remaining as of June 30, 2004. The Company regularly reviews the need for valuation allowances against deferred tax assets, as required under generally accepted accounting principles. The currency losses in the second quarter of 2004 were $7.5 million, compared to currency gains of $6.4 million in the first quarter and $1.5 million in the 2003 second quarter. The majority of the currency gains and losses were the result of the revaluation of a yen-based inter-company loan. Beginning in the third quarter, the Company has restructured this yen obligation such that there will be no currency gains or losses recognized from this loan moving forward.

The Company achieved second quarter operating cash flow of $82.3 million, compared to $47.5 million in the first quarter and $28.0 million in the 2003 second quarter. Capital expenditures during the quarter totaled $46.4 million, bringing capital expenditures for the first half of 2004 to $72.5 million or 15% of sales. The Company reduced debt by $29.5 million in the quarter.

Commenting on the quarterly results, Nabeel Gareeb, MEMC's Chief Executive Officer said, "I am extremely pleased with our results this quarter. Our revenue grew faster than the market, our negotiated pricing for the second half of 2004 is up from the first half, and we are very close to achieving the long-term operating model we established almost two years ago. Income from operations improved by 27%, which contributed $0.04 per share over first quarter levels. In addition, our operating cash flow exceeded 30% of net sales. This allowed us to pay down $30 million of debt in the second quarter alone. That is a testament to the strength of our business model and our employees around the world who continue to execute it."

Gareeb continued, "Our 300mm expansion is on track, and our alternate materials activities, including our SOI and strained silicon activities, continue to generate customer and market feedback that exceeds our prior expectations. We had previously considered both bonded and SIMOX technologies to be viable options to address the SOI and sSOI markets. That is no longer the case. Based on feedback from the commercial, manufacturing, and technical fronts, we believe MEMC's layer transfer SOI product offering will provide superior thickness uniformity and surface roughness in the top layer of silicon where the transistors are formed. It will also provide greater flexibility in developing derivatives, as well as serve as a lower cost platform versus what is available on the market today. As a result, we have decided to focus our efforts on our bonded SOI offering and sideline our SIMOX activities."

Outlook

"Net sales in the 2004 third quarter, could potentially again increase in the double-digit percentage range compared to the 2004 second quarter. In addition, we expect that our gross margin and operating margins will increase by over 200 basis points compared to the 2004 second quarter, in this improved pricing environment" concluded Gareeb.

Conference Call

MEMC will host a conference call today, July 28, 2004, at 5:30 p.m. ET to discuss the Company's second quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 pm ET on July 28, 2004, until 11:59 pm ET on August 4, 2004. To access the replay, please dial (973) 341-3080 and use the passcode "4957025" at any time during that period. A replay will also be available until 11:59 pm ET on August 4, 2004 on the Company's web site at www.memc.com.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek Director, Investor Relations 636-474-5443
Ian Bailey/Michael Polyviou Financial Dynamics 212-850-5600 Press: Scot Hoffman 212-850-5617

Certain matters discussed in this news release are forward-looking statements, including our expectations regarding pricing for the second half of 2004, our expectations for MEMC's SOI product offering; our expectation that our net sales in the 2004 third quarter could potentially again increase in the double-digit percentage range compared to the 2004 second quarter; and our expectation that our gross margin and our operating income will increase by over 200 basis points in the 2004 third quarter compared to the 2004 second quarter in this improved pricing environment. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2003 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2004	March 31, 2004	June 30, 2003
				2004	2003
Net sales	$ 255,539	$ 228,760	$ 191,829	$ 484,299	$ 380,174
Costs of goods sold	168,380	155,417	136,205	323,797	270,348
Gross margin	87,159	73,343	55,624	160,502	109,826
Operating expenses:
Marketing and administration	17,842	17,188	13,391	35,030	27,485
Research and development	9,268	8,913	8,530	18,181	15,920
Operating income	60,049	47,242	33,703	107,291	66,421
Nonoperating (income) expense:
Interest expense	3,557	3,319	3,303	6,876	7,310
Interest income	(1,464)	(1,549)	(1,916)	(3,013)	(3,907)
Royalty income	-	(105)	(1,092)	(105)	(1,886)
Currency (gains) losses	7,470	(6,364)	(1,504)	1,106	1,104
Other, net	(489)	(1,793)	341	(2,282)	(103)
Total nonoperating (income) expense	9,074	(6,492)	(868)	2,582	2,518
Income before income tax expense (benefit), equity in income (loss) of joint venture and minority interests	50,975	53,734	34,571	104,709	63,903
Income tax expense (benefit)	(12,581)	13,434	7,763	853	15,976
Income before equity in income (loss) of joint venture and minority interests	63,556	40,300	26,808	103,856	47,927
Equity in income (loss) of joint venture	-	(1,717)	1,665	(1,717)	2,728
Minority interests	(2,955)	(2,677)	(1,197)	(5,632)	(3,639)
Net income	$ 60,601	$ 35,906	$ 27,276	$ 96,507	$ 47,016
Basic income per share	$ 0.29	$ 0.17	$ 0.14	$ 0.47	$ 0.24
Diluted income per share	$ 0.27	$ 0.16	$ 0.13	$ 0.44	$ 0.22
Weighted average shares used in computing basic income per share	207,728,191	207,192,291	200,637,931	207,460,241	198,057,757
Weighted average shares used in computing diluted income per share	220,953,006	222,131,836	217,710,967	221,061,904	214,214,398

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	June 30, 2004	March 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 124,286	$ 122,679	$ 96,859
Short-term investments	5,208	17,938	33,838
Accounts receivable, net	138,859	119,245	103,020
Inventories	112,560	123,049	109,488
Prepaid and other current assets	16,442	31,541	22,140
Total current assets	397,355	414,452	365,345
Property, plant and equipment, net	392,712	361,553	270,367
Investment in joint venture	-	-	24,155
Deferred tax assets, net	45,577	22,360	20,248
Other assets	61,166	53,695	46,637
Total assets	$ 896,810	$ 852,060	$ 726,752
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 57,450	$ 86,901	$ 71,841
Accounts payable	101,159	91,910	95,178
Accrued liabilities	43,123	39,162	35,537
Customer deposits	8,081	11,476	15,655
Income taxes payable	6,334	1,892	3,002
Accrued wages and salaries	20,425	22,435	22,841
Total current liabilities	236,572	253,776	244,054
Long-term debt, less current portion	125,115	127,608	59,251
Pension and similar liabilities	127,475	129,978	126,401
Customer deposits	3,124	2,978	3,606
Other liabilities	43,803	41,572	35,690
Total liabilities	536,089	555,912	469,002
Minority interests	64,994	66,804	64,127
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,085	2,084	2,079
Additional paid-in capital	151,648	151,673	150,095
Retained earnings	178,657	118,056	82,150
Accumulated other comprehensive loss	(31,379)	(36,097)	(33,338)
Deferred compensation	(1,656)	(2,198)	(2,916)
Treasury stock	(3,628)	(4,174)	(4,447)
Total stockholders' equity	295,727	229,344	193,623
Total liabilities and stockholders' equity	$ 896,810	$ 852,060	$ 726,752

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended			Six Months June 30,
	June 30, 2004	March 31, 2004	June 30, 2003
				2004	2003
Cash flows from operating activities:
Net income	$ 60,601	$ 35,906	$ 27,276	$ 96,507	$ 47,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,244	9,921	8,334	20,165	17,091
Interest accretion	1,245	1,081	599	2,326	1,262
Minority interests	2,955	2,677	1,197	5,632	3,639
Stock compensation	542	718	837	1,260	2,072
Equity in (income) loss of joint venture	-	1,717	(1,665)	1,717	(2,728)
Working capital and other	6,755	(4,506)	(8,586)	2,249	(15,149)
Net cash provided by operating activities	82,342	47,514	27,992	129,856	53,203
Cash flows from investing activities:
Capital expenditures	(46,436)	(26,089)	(21,202)	(72,525)	(37,015)
Purchase of business, net of cash acquired	-	(57,226)	-	(57,226)	-
Proceeds from sale of property, plant and equipment	18	-	-	18	22
Net cash used in investing activities	(46,418)	(83,315)	(21,202)	(129,733)	(36,993)
Cash flows from financing activities:
Net short-term borrowings	(25,637)	(1,221)	(53,060)	(26,858)	(53,338)
Proceeds from issuance of long-term debt	-	60,014	-	60,014	-
Principal payments on long-term debt	(3,861)	(962)	(81,384)	(4,823)	(92,848)
Proceeds from issuance of common stock	527	1,856	96,135	2,383	96,715
Dividend to minority interest	(4,765)	-	(2,510)	(4,765)	(2,510)
Net cash used provided by (used in) financing activities	(33,736)	59,687	(40,819)	25,951	(51,981)
Effect of exchange rate changes on cash and cash equivalents	(581)	1,934	5,331	1,353	2,883
Net increase (decrease) in cash and cash equivalents	1,607	25,820	(28,698)	27,427	(32,888)
Cash and cash equivalents at beginning of period	122,679	96,859	115,461	96,859	119,651
Cash and cash equivalents at end of period	$ 124,286	$ 122,679	$ 86,763	$ 124,286	$ 86,763